UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 20, 2008 (March 17, 2008)
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 East Imperial Highway Brea, California	92821

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 961-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On March 20, 2008, Fremont General Corporation (the “Company”) doing business primarily through its wholly-owned bank subsidiary, Fremont Investment & Loan (the “Bank”), announced in a press release that the Bank has entered into a definitive agreement on March 17, 2008 to sell the mortgage servicing rights to mortgage loans currently held in certain securitization trusts sponsored by an affiliate of Carrington Capital Management, LLC (“CCM”) to Carrington Mortgage Services, LLC (“CMS”), a wholly-owned subsidiary of CCM. The mortgage servicing rights to be sold to CMS are associated with underlying mortgage loans with a total remaining principal balance of approximately $1.9 billion, which represents approximately 13% of the total remaining mortgage loan principal balance currently serviced by the Bank. The transaction is expected to close on April 1, 2008, subject to the satisfaction of various closing conditions, including the receipt of certain third party consents. In addition to the purchase price for the mortgage servicing rights, the Bank will be reimbursed over a twelve month period for outstanding advances previously made by the Bank up to the closing date pursuant to the terms of the definitive agreement.
For further information about the Bank’s sale of the mortgage servicing rights to CMS, see the full text of the press release issued, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description

Exhibit 99.1	Press Release issued by the Company, dated March 20, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: March 20, 2008
	By:	/s/ Richard A. Sanchez
		Name:	Richard A. Sanchez
		Title:	Executive Vice President and Chief Administrative Officer